SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2006
S1 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24931 (Commission File Number)	58-2395199 (IRS Employer Identification No.)
3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 5.02(e)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 23, 2006, S1 Corporation (the “Company”) announced that Mr. James S. “Chip” Mahan, III retired as Chairman, Director and Chief Executive Officer of the Company, effective October 20, 2006. In connection with Mr. Mahan’s retirement, the Company and Mr. Mahan have entered into a Separation Agreement, dated November 9, 2006 (the “Separation Agreement”).
Under the Separation Agreement, the Company will pay Mr. Mahan severance payments totaling $800,000. The Company will also reimburse Mr. Mahan for the payment of his COBRA premiums, life insurance cost and long-term disability cost for a period of 24 months. Mr. Mahan’s options that would have otherwise become fully vested within the next 24 months had he remained employed by the Company, shall immediately vest and become exercisable. The Company has agreed to repurchase all shares of common stock of the Company held by Mr. Mahan and his wife, including shares issuable upon the exercise of options to purchase common stock of the Company, but excluding shares held by Mr. Mahan in his 401(k) account, at a purchase price equal to the greater of $4.75 and the price paid by the Company in the issuer tender offer. On October 23, 2006, the Company announced its intention to undertake a “modified dutch auction” tender offer. The Separation Agreement contains customary releases and waivers. The foregoing summary is qualified in its entirety by reference to the text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated November 9, 2006, between S1 Corporation and James S. Mahan, III.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION
(Registrant)

/s/ Richard P. Dobb

Richard P. Dobb
Chief Legal Officer and Corporate Secretary
Date: November 13, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement dated November 9, 2006, between S1 Corporation and James S. Mahan, III